Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Energy Partners, Ltd.:

We consent to the incorporation by reference in the registration statements (No. 333-133931, No. 333-124846, No. 333-89004, and No. 333-55940) on Form S-8 of Energy Partners, Ltd. and subsidiaries of our reports dated August 3, 2009, with respect to the consolidated balance sheets of Energy Partners, Ltd. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Energy Partners, Ltd. and subsidiaries.

Our report dated August 3, 2009 contains an explanatory paragraph that states that the Company filed voluntary petitions on May 1, 2009 for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended, in the United States Bankruptcy Court that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

New Orleans, Louisiana

August 3, 2009